EXHIBIT 99.1

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For Immediate Release	Contact: Rick DeLisi
August 3, 2004	Director, Corporate Communications
(703) 650-6019

Independence Air Parent Company To Officially Change
Corporate Name and Stock Ticker Symbol Tomorrow
FLYi, Inc. Will Replace Atlantic Coast Airlines Holdings, Inc
Company Will Be Listed As FLYI on NASDAQ

Dulles, VA, (August 3, 2004) — The parent company of low-fare airline Independence Air—Atlantic Coast Airlines Holdings, Inc. (Nasdaq: ACAI)—will officially transition to its new identity tomorrow, by changing both its corporate name and stock ticker symbol.

At the Annual Meeting of Stockholders held on May 28, 2004, the parent company’s stockholders approved changing the company’s name to FLYi, Inc., which will be effected by the company filing an Amended Certificate of Incorporation with the Secretary of State of the State of Delaware effective as of August 4, 2004. This name change is designed to more accurately reflect the internet identity of the parent company’s Independence Air operation, the low-fare airline based at Washington Dulles International Airport and operated through a subsidiary.

As a result of the company’s name change, a new trading symbol was issued by The NASDAQ Stock Market. Shares of the company’s common stock will trade on the NASDAQ National Market under the symbol “FLYI,” effective as of the opening of trading tomorrow, August 4, 2004. Shares of the company’s common stock will no longer be traded under the symbol “ACAI.” Stockholders are not required to take any further action with respect to the name change.

The transition will mark several significant milestones:

—Following the end of today’s flight schedule, the company will no longer participate in the United Express regional airline program, bringing to an end a nearly 15-year relationship with United Airlines

—The company’s remaining United Express J-41 turboprop aircraft will complete their service and the company will immediately retire those aircraft, in light of the fact that Independence Air operates an all-jet fleet

—Once the transition is complete, the company’s www.atlanticcoast.com website will direct all traffic to FLYi.com, where all company news, information and corporate postings will be found

The company’s Independence Air operation began low-fare service on June 16th and is in the midst of the largest-ever launch of new service in airline history—with a total of 37 new destinations coming online by October 1. The airline’s schedule will grow to more than 600 daily departures, and its operation at Washington Dulles will become the largest low-fare hub in America in terms of total departures.

In November, Independence Air will offer coast-to-coast service when it begins operating the first two of its Airbus A319 aircraft. The company has firm orders for 28 A319s—four of which are scheduled for delivery this year, 18 more in 2005 and the remaining six in the first quarter of 2006.

The company employs more than 4,200 aviation professionals. For more information about Independence Air and FLYi, Inc., please visit FLYi.com.

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This press release contains forward-looking statements and information that is based on management’s current expectations as of the date of this document. When used herein, the words “anticipate”, “believe”, “estimate” and “expect” and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause the actual results of the Company to be materially different from those reflected in such forward-looking statements. Such risks and uncertainties include, among others: the ability of the Company to implement its transition out of the United Express and Delta Connection programs; the ability to effectively implement its low-fare business strategy utilizing regional jets and Airbus aircraft, and to compete effectively as a low-fare carrier, including passenger response to the Company’s new service, and the response of competitors with respect to service levels and fares in markets served by the Company; the effects of high fuel prices on the Company; the ability of government agencies involved in airport operations to handle the increased number of flights and passengers anticipated at Washington Dulles without interference with airline operations; the ability to complete the acquisition of, obtain certification for, and secure financing of, its Airbus aircraft, and to successfully integrate these aircraft into its fleet; the ability to implement its assignment to Delta or others the leases of the 328JET aircraft currently used in the Company’s Delta Connection operations; the possibility that the Company will remain obligated under the leases for 328JET aircraft currently used in the Delta Connection operations anticipated to be assigned to Delta, and would be obligated to fulfill these obligations should Delta default at any time prior to the expiration of the leases; unexpected costs or procedural complications arising from the insolvency of Fairchild Dornier GmbH, the manufacturer and equity owner of the 328JETs; the ability to successfully remarket the J-41 aircraft; the ability to successfully hire and train employees in sufficient numbers to implement the transition; the ability to reach agreement with AMFA and AFA-CWA on mutually satisfactory contracts; and general economic and industry conditions, any of which may impact the Company, its aircraft manufacturers and its other suppliers in ways that the Company is not currently able to predict. Certain of these and other risk factors are more fully disclosed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and in its Quarterly Report on Form 10-Q for the period ended March 31, 2004. These statements are made as of August 4, 2004 and Atlantic Coast Airlines Holdings, Inc. undertakes no obligation to update any such forward-looking information, including as a result of any new information, future events, changed expectations or otherwise.

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